Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mary A. Chaput, Executive Vice President and Chief Financial Officer, (615) 665-1122

HEALTHWAYS ANNOUNCES EXECUTIVE CHANGES TO SUPPORT
STRATEGIC COLLABORATION EFFORTS

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Taylor to Lead Healthways’ Medco and Other Alliance Initiatives
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Pope Named Chief Operating Officer;
Shurney Named Chief Medical Officer

Nashville, TN – May 16, 2006 – Ben Leedle, president and CEO of Healthways, Inc. (NASDAQ: HWAY) today announced executive changes to support the Alliance Agreement with Medco Health Solutions, Inc. (NYSE: MHS) announced yesterday and other alliance activities of the Company. “In today’s complex healthcare world,” Leedle said, “the key to excellence and continued growth is collaboration. No single company can have all of the core competencies necessary to make the meaningful changes in our healthcare system that will further enhance health care delivery and reduce the cost of care.

“Our recognition of that fact has led us over the past year to announce a number of strategic alliances with industry leaders to meld their expertise in enhanced solutions for individuals across the entire health risk spectrum and for the entities – health plans, employers, governments and increasingly consumers – that pay for that care. Those alliances include Healthwise, ProChange, The Center for Information Therapy, MIT Age Lab and now, Medco.

The Healthways team coordinating these collaborative efforts will be led by Don Taylor, Healthways’ current executive vice president and chief operating officer (COO). Taylor joined Healthways four years ago as senior vice president of Business Development and was promoted to the chief operating officer position in 2003. In that role, he was responsible for, among other areas, Healthways’ product development group.

“Don’s appointment to lead this effort as executive vice president of Alliances is evidence of the significance of, and our commitment to, these opportunities for Healthways,” said Leedle. “Our success will require an experienced and dedicated leadership effort and Don is the perfect choice to head our team. His executive management experience coupled with his team-building capabilities and deep understanding of both our sales and product development activities make him extraordinarily well-suited for successfully executing these initiatives.”

Jim Pope, MD, currently Healthways’ executive vice president, Outcomes Improvement and Chief Medical Officer, will assume the company’s COO position. In addition to outcomes improvement, in his role as CMO, Jim has been responsible for medical integrity of the company’s programs, verification of outcomes, operational and performance management, process excellence and accreditation. Prior to joining Healthways in October 2003, Jim was president of a regional cardiology independent provider association (IPA) with over 100 cardiovascular specialists covering a four-county area and president of Heart Care Institute of Tampa. He was also a practicing cardiologist for 23 years and an assistant professor of medicine.

“In Jim’s two-and-a-half years with the company, he has proven himself to be an effective leader, a valuable member of the executive team and has earned the trust and respect of all his colleagues,” Leedle said. “In addition to his primary responsibility, Jim is an active member of the company’s Strategic Advisory Board and has successfully led the company’s efforts in support of the annual Johns Hopkins Outcomes Summit thereby assuring its continuing goal of providing physicians with an opportunity to provide meaningful input into issues which affect their practice and the health of their patients. His experience in practice, physician organization leadership, pay for performance programs, medical quality assurance, informatics and program design, coupled with the strategic perspective he has gained through his board positions with the Disease Management Association of America and Integrated Benefits Institute, make him uniquely qualified to step into and meet the challenges of this new role.”

Dexter Shurney, MD, MBA, MPH, who joined Healthways in August, 2005 as vice president and Medical Director, will assume the senior vice president of Outcomes Improvement and Chief Medical Officer position. Prior to joining the company, Dr. Shurney, who is board certified in preventive medicine, held positions as a lead strategist of health policy at AMGEN and as vice president and corporate medical director at Blue Cross Blue Shield of Michigan. His experience at Blue Cross Blue Shield with large employer groups on benefit design and in creating innovative strategies to improve cost and quality will be valuable in his new role. Dr. Shurney has also acted as an opinion leader on national and international health efforts and is a long-standing member of the International Federation of Health Funds. He is an active member of that organization’s Medical Advisory Panel and represented the United States during their biannual meeting in Cairns, Australia.

Dr. Shurney serves on the board of the American College of Medical Quality (ACMQ) and represents ACMQ as the organization’s Delegate to the American Medical Association. Dr. Shurney is also an active member of the National Association of Managed Care Physicians and has served for the past eight years as the editor of the Journal of Managed Care Physicians.

Commenting on these leadership changes, Leedle concluded, “Healthways’ continuing success in consistently delivering innovative solutions and proven value to our customers has made us an employer of choice enabling us to recruit the very best people. Having the depth of talent represented by Don, Jim and Dexter makes it possible for us to redeploy that talent quickly to take advantage of unique opportunities such as our new alliance with Medco. More importantly, it allows us to assure our existing customers that they will continue to receive the same level of Healthways expertise and focus that they have come to expect and value from their relationship with us.”

About Healthways

Healthways, Inc. is the leading and largest provider of specialized, comprehensive Health and Care SupportSM programs and services, including disease management, high-risk care management and outcomes-driven wellness to health plans, employers and government in all 50 states, the District of Columbia, Puerto Rico and Guam. As of February 28, 2006, the Company provided Health and Care Support services for more than 2 million people nationwide. Healthways helps people lead healthier lives while reducing overall healthcare costs. As The Health/Care Trust ChannelSM, Healthways provides people the support they need when they need it to enable them to make better choices and achieve better health outcomes. For more information, visit www.healthways.com.

Safe Harbor

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for Healthways to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, included in the discussion in Part I, Item 1, and Part II, Item 7, of Healthways’ Annual Report on Form 10-K for the fiscal year ended August 31, 2005, and Part I, Item 2 of Healthways’ Quarterly Report on Form 10-Q for the quarter ended February 28, 2006. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. Healthways undertakes no obligation to update or revise any such forward-looking statements.